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   Colgate-Palmolive Company
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April 19, 2016

Re:          Colgate-Palmolive Company (“Colgate” or the “Company”)
    2016 Annual Meeting of Stockholders – May 6, 2016
    Proposal 3 – Advisory Vote on Executive Compensation

Dear Fellow Colgate Stockholder:

We are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors on all of the proposals included in our Proxy Statement, which was filed on March 23, 2016 and is available at http://investor.colgate.com/proxy.cfm.  In particular, we are requesting your support on Proposal 3 – the annual advisory vote on the compensation paid to our Named Officers (referred to as the “Say-on-Pay Proposal”).

Glass, Lewis & Co., LLC (“Glass Lewis”), a leading proxy advisory firm, has recommended that stockholders vote in favor of our Say-on-Pay Proposal.  In contrast, another leading proxy advisory firm, Institutional Shareholder Services, Inc. (“ISS”), has recommended that stockholders vote against this proposal.  ISS, which has supported our say-on-pay proposal in all prior years, has expressed concerns regarding pay-for-performance alignment in 2015 and the rationale for additional relative performance awards granted by the Personnel and Organization Committee of the Board (the “P&O Committee”) to Named Officers in 2015.

As described in our Proxy Statement and below, we believe our executive compensation program directly links pay with performance and is in the best interests of the Company’s stockholders.  Capitalized terms used herein without definition have the meanings ascribed to them in the Proxy Statement.

Executive Summary

●	Colgate has a well-established and consistent pay-for-performance philosophy.

●	Our executive compensation program has always been strongly supported by our stockholders.

●	Solid operating results were achieved in 2015 despite challenging macroeconomic conditions.

●	Compensation is directly linked to actual performance.

●	Compensation program design has evolved to ensure that strong underlying growth is rewarded.

●
The 2015 relative performance awards, which were subject to demanding performance criteria, rewarded the Company’s strong organic sales growth performance and double-digit Currency Neutral Earnings Per Share Growth in 2015.

Colgate Has a Well-Established and Consistent Pay-for-Performance Philosophy

Our track record of aligning pay and performance is well-established and is governed through comprehensive oversight by the independent directors serving on the P&O Committee with assistance from a nationally recognized independent compensation consultant, Frederic W. Cook & Co., Inc.  In 2015, approximately 70-85% of the total compensation paid to the Named Officers was performance-based, and has ranged from 60-90% performance-based since the say-on-pay proposal was first introduced in the Company’s proxy statement in 2010.

In all years, annual and long-term incentive award payouts vary based on the Company’s business performance and, in the case of stock options, the performance of the Company’s Common Stock.  One hundred percent of the equity awards granted to our Named Officers are performance-based.  The P&O Committee considers stock options to be performance-based since they only have value to the Named Officers if the stock price increases over the six-year term of the option, a shorter horizon than provided by the market standard ten-year term.

Our Executive Compensation Program Has Always Been Strongly Supported by Our Stockholders

Our executive compensation program for 2015 was built on the same compensation philosophy as our 2014 program, which was supported by both ISS and Glass Lewis, and was approved, on an advisory basis, by 95.5% of stockholders voting on the proposal at the 2015 Annual Meeting of Stockholders.  From the inception of the say-on-pay advisory vote, which the Company voluntarily adopted in 2010, the Company’s compensation program has received the same high level of support from stockholders, receiving between 94.6% and 96.3% of the vote in favor of the proposal.

Solid Operating Results Were Achieved in 2015 Despite Challenging Macroeconomic Conditions and the Impact of Foreign Exchange

The Company achieved solid results in 2015.  Organic sales (net sales excluding foreign exchange, acquisitions and divestments) grew a strong 4.8%*, while net sales declined 7.2% principally due to currency translation.  Base Business Earnings Per Share decreased 4.1%* on a dollar basis, but increased 11.6%* on a currency neutral basis.  Because approximately 75% of the Company’s business is international, challenging macroeconomic conditions and the unprecedented deterioration in foreign exchange rates in 2015 impacted the Company’s Base Business Earnings Per Share.  These same factors also impacted the Company’s total shareholder return disproportionately to the Industry Peer Group and the S&P 500 Index.  Most of the companies in the Industry Peer Group have smaller international operations or do not report their financial results in U.S. dollars.

Compensation is Directly Linked to Actual Performance

Consistent with the design of our compensation program, our CEO’s total direct compensation (“TDC”) declined in 2013, 2014 and 2015 as our Base Business Earnings Per Share growth on a dollar basis slowed and then declined.

As shown above, in 2015 our CEO’s TDC decreased by 12.8% from 2014, while Base Business Earnings Per Share decreased by 4.1% on a dollar basis.  Currency Neutral Earnings Per Share Growth was 11.6% in 2015.

Compensation Program Design is Evolving to Reward Strong Underlying Growth

To continue to drive profitable growth in our operations around the world, in response to the sustained foreign exchange volatility of recent years, our compensation program design is evolving.  Historically, Colgate has used dollar-denominated net sales and earnings-per-share growth as the primary performance measures for its long-term incentive award program.  For the 2011-2013 and 2012-2014 performance cycles, even though the Company outperformed the Industry Peer Group, executives received awards of 84.3% and 73.3% of target, respectively, largely due to the impact of foreign exchange.  No awards were granted for the 2013-2015 performance cycle for the same reason.

In light of the impact of foreign exchange rates, the P&O Committee determined to move to currency neutral measures of sales and profitability for the 2015-2017 performance cycle, consistent with the compensation practices of several of the companies in the Company’s Comparison Group.  The P&O Committee selected these currency neutral performance measures to create a strong focus on driving local growth and profitability despite currency fluctuations worldwide.  These measures reflect the underlying momentum and strong fundamentals of the Company’s business around the world, which drive long-term shareholder value.

Relative Performance Awards are Appropriate to Reward Performance while Program Design Evolves

In March 2015, anticipating the continued foreign exchange impact on the long-term incentive award program, the P&O Committee established an additional relative performance award opportunity for senior executives, including the Named Officers.  This award was designed to reward executives for achieving strong growth in organic sales for 2015 relative to the Industry Peer Group, but only if the Company also achieved Currency Neutral Earnings Per Share Growth in 2015 of at least 10%.  These awards are subject to an additional three-year vesting period following the performance period.  The P&O Committee approved similar relative performance award opportunities for senior executives for 2016.

The P&O Committee established the additional relative performance award opportunities for 2015 and 2016 based on its view that the impact of foreign exchange rates unfairly penalized program participants and negatively impacted the primary purpose of the long-term incentive award program – to align pay and Company performance.  The P&O Committee views these awards as essential to ensuring proper alignment between the Company’s executives and its stockholders and to reducing retention risk while the long-term incentive award program design evolves.  At the same time, the performance criteria required to earn these awards ensure that strong underlying growth must be achieved.

Our Performance Has Been Strong Over the Course of CEO’s Tenure

Over the course of the nine-year tenure of our CEO, which began in July 2007, the Company has delivered solid, sustained performance, both on an absolute basis and relative to the Industry Peer Group, as evidenced by the below chart.

We take seriously our commitment to pay for performance.  We strongly believe our executive compensation program is in the best interests of the Company’s stockholders and that the support of our stockholders for our say-on-pay proposals in every prior year supports this belief. We encourage you to vote “FOR” Proposal 3 – the Say-on-Pay Proposal.

Sincerely,

The Personnel and Organization Committee of the Board of Directors of Colgate-Palmolive Company

Richard J. Kogan (Chair), John T. Cahill, Helene D. Gayle, Delano E. Lewis, Stephen I. Sadove

____________________________
* See Annex A to the Proxy Statement for reconciliations of Base Business Earnings Per Share to diluted earnings per share calculated in accordance with GAAP, organic sales growth to net sales growth calculated in accordance with GAAP and Currency Neutral Earnings Per Share Growth to Base Business Earnings Per Share growth.  Total direct compensation or TDC includes for each year the CEO’s year-end salary, annual cash bonus earned during that year, grant date fair value of performance-based restricted stock unit awards earned for the performance cycle(s) ending in that year, grant date fair value of stock option awards granted during that year and “All Other Compensation” for that year as shown in the Summary Compensation Table of each proxy statement, consistent with the way the P&O Committee analyzes the CEO’s compensation.

**Cumulative Total Shareholder Return illustrates the investment return to shareholders over specific periods of time.  This depicts a hypothetical $100 investment in Colgate Common Stock made on January 1, 2007 and shows the value of that investment over time until December 31st of each year, with all dividends reinvested in stock.  A hypothetical investment of $100 in the Industry Peer Group is shown for comparison.

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